Exhibit 8.1

December 1, 2022

LightJump Acquisition Corporation

2735 Sand Hill Road, Suite 110

Menlo Park, CA 94025

RE: U.S. Federal Income Tax Considerations

Ladies and Gentlemen:

We have acted as United States tax counsel to LightJump Acquisition Corporation, a Delaware corporation (“LightJump”) in connection with the Business Combination Agreement, dated as of June 14, 2022 (as amended, modified or supplemented, the “Business Combination Agreement”), by and among Lightjump, Moolec Science Limited, a private limited company incorporated under the laws of England and Wales (the “Company”), Moolec Science SA, a public limited liability company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg with its registered office at 17, Boulevard F.W. Raiffeisen, L-2411 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies’ Register (Registre de Commerce et des Sociétés, Luxembourg) under number B268440 (“Holdco”), and Moolec Acquisition, Inc., a Delaware corporation (“Merger Sub”). This opinion is being delivered in connection with the Registration Statement of Holdco on Form F-4 filed on December 1, 2022 with the Securities and Exchange Commission, as amended and supplemented through the date hereof (the “Registration Statement”). Capitalized terms used but not defined herein shall have the respective meanings set forth in the Registration Statement.

In providing our opinion, we have examined the Business Combination Agreement, the Registration Statement, and such other documents as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed, without independent verification, (i) the authenticity of original documents, (ii) the accuracy of copies and the genuineness of signatures, (iii) that the execution and delivery by each party to a document and the performance by such party of its obligations thereunder have been authorized by all necessary measures and do not violate or result in a breach of or default under such party’s certificate or instrument of formation and by-laws or the laws of such party’s jurisdiction of organization, (iv) that each agreement represents the entire agreement between the parties with respect to the subject matter thereof, (v) that the parties to each agreement have complied, and will comply, with all of their respective covenants, agreements and undertakings contained therein, (vi) that the transactions provided for by each agreement were and will be carried out in accordance with their terms, (vii) that the Business Combination will be consummated in compliance with the Business Combination Agreement, and (viii) that the parties have no plan or intention to waive or modify, and have not waived or modified, any of the material terms or conditions in the Business Combination Agreement. If any of the above described assumptions is untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Business Combination Agreement or the Registration Statement, this opinion may be adversely affected. We have not undertaken any independent investigation of any factual matter set forth in any of the foregoing.

Our opinion is based on relevant provisions of the Internal Revenue Code of 1986, as amended, and on administrative interpretations, judicial decisions and regulations thereunder as in effect on the date of this letter. These authorities are subject to change, which could be retroactive, and we can provide no assurance as to the effect that any change may have on the opinion that we have expressed below.

Based on such facts, assumptions and representations and subject to the limitations set forth herein and in the Registration Statement, we confirm that all statements of legal conclusions contained in the discussion in the Registration Statement under the caption “Material U.S. Federal Income Tax Considerations,” constitute the opinion of K&L Gates LLP with respect to the matters set forth therein as of the date hereof. For the reasons set forth therein, we have expressed no opinion on the qualification of the Merger as a “reorganization” under Section 368 of the Code.

We express no opinion on any issue relating to the tax consequences of the transactions contemplated by the Business Combination Agreement or the Registration Statement other than the opinion set forth above. Our opinion set forth above is based on the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and judicial precedents, all as of the date hereof. The foregoing authorities may be repealed, revoked or modified, and any such change may have retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Business Combination, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied may affect the validity of the opinion set forth herein. We assume no responsibility to inform LightJump of any such change or inaccuracy that may occur or come to our attention. In addition, our opinion is being delivered prior to the consummation of the Business Combination and therefore is prospective and dependent on future events.

This opinion is furnished to you solely in connection with the Business Combination, as described in the Business Combination Agreement and the Registration Statement and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name therein. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ K&L Gates LLP

K&L Gates LLP